EXHIBIT 2

LOCK-UP AGREEMENT

                                                    October 6, 2011

J.P. MORGAN SECURITIES LLC
GOLDMAN, SACHS & CO.

As Representatives of
the several Underwriters listed in
Schedule I to the Underwriting
Agreement referred to below

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

c/o Goldman, Sachs & Co.
200 West Street
New York, NY 10282

Re:           Zeltiq Aesthetics, Inc. --- Initial Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with Zeltiq Aesthetics, Inc., a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters named in Schedule I to the Underwriting Agreement (the "Underwriters"), of the Company' s shares of Common Stock, $0.001 per share par value, (the "Common Stock"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters' agreement to purchase and make the Public Offering of Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the Underwriters, the undersigned will not, during the period starting on the date hereof and ending 180 days after the date of the prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) any Common Stock to be sold by the undersigned pursuant to the Underwriting Agreement, (B) transfers of shares of Common Stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or (iii) by will or intestacy to the undersigned's legal representative, heir or legatee, (C) distributions of shares of Common Stock to members, limited partners or stockholders of the undersigned, (D) transfers of shares of Common Stock to the undersigned's affiliates or to any investment fund or other entity controlled or managed by the undersigned, and (E) Common Stock acquired by the undersigned in open market transactions after the Public Offering or, other than as provided below, acquired by the undersigned in the Public Offering as part of a directed share program; provided that in the case of any transfer or distribution pursuant to clause (8), (C) or (D), each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter for the balance of the lock-up period in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (E), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the l80-day period referred to above). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any securities the undersigned may purchase in the Public Offering as part of a directed share program.

Notwithstanding the foregoing, 96% of any shares of Common Stock purchased by the undersigned in the Public Offering shall be subject to the restrictions set forth in clauses (1), (2) and (3) of the foregoing paragraph and the exceptions and provisos related thereto, but only for the period starting on the date hereof and ending 45 days after the date of the Prospectus. For the avoidance of doubt, the remaining 4% of any shares of Common Stock purchased by the undersigned in the Public Offering shall be subject to such restrictions, exceptions and provisos for the full l80-day period.

No provision in this agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire shares of Common Stock, or any other security exchangeable or exercisable for, or convertible into, Common Stock, provided that the undersigned does not transfer the Common Stock acquired on such exercise or exchange during the lock-up period, unless otherwise permitted pursuant to the terms of this agreement, and provided that the security to be exercised or exchange to acquire shares of Common Stock was not issued under a Company Stock Plan not described in the Prospectus and not in existence on the date of the Underwriting Agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called "10b5-1 plan" at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock within the lock-up period).

In the event that any shares of Common Stock are released from the lockup restrictions hereof, the same percentage of shares of the Company's Common Stock held by the undersigned as were held by those of the person whose shares were released shall be immediately and fully released from any remaining lockup restrictions concurrently therewith; provided, however, that (a) J.P. Morgan Securities LLC and Goldman, Sachs & Co. will not be obligated to release the undersigned from such lockup (i) unless and until J.P. Morgan Securities LLC and Goldman, Sachs & Co. has first released more than 25,000 shares of Common Stock from such person's lockup agreement or (ii) if, with respect to any lock up release effected in order to permit a person otherwise subject to lockup restrictions hereunder to participate in an underwritten public offering, the undersigned has been given the opportunity to participate in such underwritten public offering on a pro rata basis and the undersigned declined to so participate, and (b) in the event that any percentage of such shares released from the lockup restrictions are subject to any restrictions, the same restrictions shall be applicable to the release of the same percentage of the Company's shares held by the undersigned. In the event that the undersigned is released from any of its obligations under this agreement or, by virtue of this agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise dispose of any shares of Common Stock (or any securities convertible into shares of Common Stock) prior to the date that is 180 days after the date of the Prospectus, J.P. Morgan Securities LLC and Goldman, Sachs & Co. shall use their commercially reasonable efforts to notify the undersigned within three (3) business days; provided that the failure to give such notice shall not give rise to any claim or liability against J.P. Morgan Securities LLC, Goldman, Sachs & Co. or the Underwriters.

If the undersigned is an officer or director of the Company, (i) J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day or 45-day restricted period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day or 45-day restricted period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period or 45-day period, as applicable, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the Underwriters waive, in writing, such extension.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

This Letter Agreement supersedes in all respects the Letter Agreement dated July __, 2011 between Aisling Capital III, L.P. and the Underwriters.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if (i) the Underwriting Agreement does not become effective, (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, (iii) the Company makes a public announcement that it will not be proceeding with the Public Offering, or (iv) a closing for the Public Offering has not yet occurred as of December 31, 2011, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature page follows]

Very truly yours,

AISLING CAPITAL III, L.P.

By:	/s/ Lloyd Appel
Name: Lloyd Appel
Title: Chief Financial Officer

Acknowledged as to this Letter Agreement
superseding the Letter Agreement dated
____________, 2011 between Aisling Capital, III L.P.
and the Underwriters:

J.P. MORGAN SECURITIES LLC

By: Authorized Signatory

GOLDMAN, SACHS & CO.

By: Goldman, Sachs & Co.

[Signature Page to Preferred Lock-up]